SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 23, 2008

SIONIX CORPORATION
(Exact name of Company as specified in Charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2082 Michelson Drive, Suite 306
Irvine, California 92612
(Address of Principal Executive Offices)

(949) 752-7980
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 14, 2008, we entered into an agreement with RJ Metal Co., a company controlled by one of our directors, Rodney Anderson, to purchase equipment valued at $125,000 in consideration of an aggregate of 833,334 shares of our common stock. This agreement supersedes and replaces a prior agreement we had to acquire RJ Metal Co., which was never consummated. The foregoing discussion is qualified in its entirety by reference to the agreement with RJ Metal Co. to purchase equipment, which is attached as an exhibit to this Current Report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 15, 2008, our board of directors appointed Rodney Anderson, one of our directors, as our Interim Chief Financial Officer, replacing Marc Woods. Mr. Woods continues to serve as a director.

There is no arrangement between Mr. Anderson and any other person pursuant to which he was selected as Interim Chief Financial Officer. There is no family relationship between Mr. Anderson and any of our directors, executive officers or director and officer nominees.

Mr. Anderson, age 81, has been our supervisor of Manufacturing & Distribution since November 1, 2007, and has served as one of our directors since 1999. From 1982 to 2007, Mr. Anderson was President and a principal shareholder of RJ Metal Co., a manufacturer of hardware supplying the U.S. defense industry and Sionix. At RJ Metal Co., Mr. Anderson was responsible for accounting and financial reporting functions, in addition to his executive duties.

There was no transaction since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which Mr. Anderson had or will have a direct or indirect material interest, except as follows: on October 14, 2008, we entered into an agreement to purchase equipment from RJ Metal Co., a company of which Mr. Anderson served as President from 1982 to 2007 and of which he is a principal shareholder. According to the agreement, we purchased $125,000 of equipment from RJ Metal Co. in consideration of 833,334 shares of our restricted common stock, of which Mr. Anderson received 300,000 shares.

Mr. Anderson is not currently party to any material plan, contract or arrangement with us, other than a Stock Option Agreement pursuant to which Mr. Anderson has a five-year fully vested option, expiring December 13, 2012, to purchase 1,000,000 shares of our common stock at an exercise price of $0.25 per share. Pursuant to the Stock Option Agreement, Mr. Anderson has agreed not to resell any shares of common stock acquired upon exercise of his option prior to December 13, 2008. The foregoing description is qualified in its entirety by reference to the Notice of Grant of Stock Option and Stock Option Agreement with Mr. Anderson that are attached as exhibits to this Current Report.

On October 13, 2008, we received the resignation of Dr. John H. Foster, PhD. as Chairman of the board of directors and a director. Dr. Foster’s resignation was not as a result of a disagreement with us on any matter relating to our operations, policies or practices.

Also on October 13, 2008, we received the resignation of David Ross as a director. Mr. Ross’ resignation was not as a result of a disagreement with us on any matter relating to our operations, policies or practices.

Pursuant to a Notice of Grant of Stock Option and a Stock Option Agreement executed on October 8, 2008 (collectively, the “Ross Option Agreement”), we granted to Mr. Ross a 5-year fully vested option to purchase 2,880,000 shares of common stock at an exercise price of $0.25 per share. Pursuant to the Ross Option Agreement, Mr. Ross has agreed to not resell any shares of common stock acquired upon exercise of his option prior to December 13, 2008.

Pursuant to the Ross Option Agreement, the Registrant acknowledged and agreed that it continues to owe Mr. Ross $144,000, representing the monthly fee earned by Mr. Ross for services rendered as a member of the Registrant’s board of advisors from October 1, 2004 through February 20, 2007.

The foregoing discussion is qualified in its entirety by reference to the Notice of Grant of Stock Option and Stock Option Agreement with Mr. Ross, which are attached as exhibits to this Current Report.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits

10.1	Agreement with RJ Metal Co. - Purchase of Equipment
10.2	Ross Notice of Grant of Stock Option
10.3	Ross Stock Option Agreement
10.4	Anderson Notice of Grant of Stock Option
10.5	Anderson Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sionix Corporation has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2008

SIONIX CORPORATION

By:	/s/ James Houtz
James Houtz, Chief Executive Officer